Exhibit 10.7

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

Taunton Industrial Associates LLC

(“SELLER”)

AND

RT Taunton, LLC

(“BUYER”)

For

300 Constitution Drive

Taunton, Massachusetts

8.5	Form	20

ARTICLE 9 Casualty and Condemnation		20
9.1	Damage or Destruction/Eminent Domain	20
9.2	Major Casualty	20
9.3	Material Condemnation	21

ARTICLE 10 Brokerage Commissions		21
10.1	Representations and Indemnity	21

ARTICLE 11 Default, Termination and Remedies		21
11.1	Seller Default	21
11.2	Buyer Default	22

ARTICLE 12 Miscellaneous		22
12.1	Assignment	22
12.2	Notices	23
12.3	Interpretation	25
12.4	Captions	25
12.5	No Third-Party Beneficiaries	25
12.6	Amendments	25
12.7	Integration	25
12.8	Choice of Law	25
12.9	Counterparts	25
12.10	Business Day	25
12.11	Time of the Essence	25
12.12	Use of Proceeds to Clear Title	25
12.13	Submission Not an Offer or Option	26
12.14	Index of Definitions	26

ARTICLE 13 IRS Form 1099-S Designation		26
13.1	Designee	26

ARTICLE 14 Confidentiality		26
14.1	Confidentiality	26

SCHEDULE A	Description of the Property

SCHEDULE B	Description of Personal Property and Intangible Property

SCHEDULE 3.2	Form of Deposit Escrow Agreement

SCHEDULE 4. 1(b)	List of Legal Proceedings

SCHEDULE 4. 1(c)	List of Violations

SCHEDULE 4. 1(d)	Description of the Lease

SCHEDULE 4. 1(e)	List of Security Deposits

SCHEDULE 4. 1(g)	List of Leasing Costs

SCHEDULE 4. 1(i)	List of Violations

SCHEDULE 4.2(e)	Form of Audit Letter

SCHEDULE 4.2(f)	Form of Tenant Estoppel Certificate

SCHEDULE 7.2(g)	Form of Chadwick’s Letter

SCHEDULE 8.1	Form of Escrow Closing Instructions

SCHEDULE 8.2 (a)	Form of Deed

SCHEDULE 8.2(b)	Form of Assignment and Assumption Agreement (Re: Lease)

SCHEDULE 8.2(c)	Form of Bill of Sale and General Assignment

SCHEDULE 8.2(d)	Form of FIRPTA Affidavit

SCHEDULE 8.2(i)	Form of Tenant Notice Letter

SCHEDULE 8.2(l)	Form of Seller Bringdown Certificate

SCHEDULE 8.3(e)	Form of Buyer Bringdown Certificate

SCHEDULE 12.14	Definitions

SCHEDULE 13.1	Form of 1099 Designation Agreement

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into as of the 2 day of November, 2004 by and between Taunton Industrial Associates LLC, a Delaware limited liability company (the “Seller”), having an address of c/o CrossHarbor Capital Partners LLC (f/ka/Boston Capital Institutional Advisors LLC), One Boston Place, Suite 2300, Boston, Massachusetts 02108, and RT Taunton, LLC, a Delaware limited liability company (the “Buyer”) having an address of c/o CBRE Operating Partnership, L.P., 865 South Figueroa Street, Suite 3500, Los Angeles, California 90017.

RECITALS

Seller is the beneficial owner of the Property (as hereinafter defined). The Property is an asset held by the Trust (as defined below). Seller desires to sell the Property and Buyer desires to buy the Property, all on and subject to the terms and conditions hereinafter set forth. U.S. Bank National Association (the “Trustee”), as Trustee under that certain Trust and Servicing Agreement by and among Crescent Capital (Jersey) Ltd. as the Depositor, Massachusetts Mutual Life Insurance Company, as the Class A Certificateholder, Calusa, N.V., as the Subordinate Regular Certificateholder, Boston Capital Ownership Corp., as the Class R Certificateholder, Boston Capital Institutional Advisors, as the Servicer, and State Street Bank and Trust Company, as the Trustee, dated as of February 27, 1998 as amended by First Amendment to Trust and Servicing Agreement dated as of March 13, 2002 by and among Crescent Capital (Jersey) Ltd. as the Depositor, Massachusetts Mutual Life Insurance Company, as the Class A Certificateholder, Calusa, N.V., as the Subordinate Regular Certificateholder, Boston Capital Ownership Corp., as the Class R Certificateholder, Boston Capital Institutional Advisors, as the Servicer, and State Street Bank and Trust Company, as the Trustee (as so amended, the “Trust”), holds legal title to the Property on behalf of Seller. The Trustee is the successor to State Street Bank and Trust Company as trustee under the Trust. Subject to the terms and conditions of this Agreement, Seller shall instruct and direct the Trustee to deliver the Deed (as hereinafter defined) on or before the Closing Date.

ARTICLE 1

Purchase and Sale Agreement

1.1 Agreement to Purchase and Sell. In consideration of the undertakings and mutual covenants of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller hereby agrees to sell the Property to Buyer, and Buyer agrees to buy the Property from Seller, for the Purchase Price (as hereinafter defined), payable as provided below and subject to adjustment as provided herein and otherwise on and subject to the terms and conditions contained herein.

ARTICLE 2

The Property

2.1 Description of the Property. The “Property” which is the subject of this Agreement consists collectively of the following:

(a) The land owned by Seller (individually or through the Trustee) (the “Land”) located at 300 Constitution Drive, Taunton, Bristol County, Massachusetts more particularly described in Schedule A attached hereto (the “Property”), together with (x) all rights, privileges and easements appurtenant to the Land owned by Seller, including, without limitation, all minerals, oil, gas, and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land, any rights to any land lying in the bed of any existing dedicated street, road or alley adjoining the Land and to all strips and gores adjoining the Land, and any other easements, rights-of-way, or appurtenances used in connection with the beneficial use and enjoyment of the Land (collectively referred to as the “Appurtenances”); and (y) all buildings, improvements and fixtures located on the Land (collectively, the “Improvements”), (which Land, together with the Appurtenances and Improvements, is collectively referred to as the “Real Property”);

(b) All apparatus, equipment, supplies and other personal property of every nature and description attached or pertaining to or otherwise used in connection with the Real Property, owned by Seller (individually or through the Trustee) and located within the Real Property (the “Personal Property”, including, without limitation, as described in Schedule B attached hereto);

(c) All of the interest of Seller (individually or through the Trustee) in any intangible personal property now or hereafter owned by Seller and used in the ownership, use, and operation of the Real Property, the Appurtenances, Improvements, and Personal Property, including, without limitation, the right to use any trade name or trademark used in connection therewith and, to the extent that the same are approved by Buyer pursuant to the provisions of this Agreement, any permits and approvals, contracts, subcontracts, leases, subleases, agreements, or other rights relating to the ownership, use and operation of the Real Property and/or Personal Property, all building warranties and guarantees, all of Seller’s rights under any construction contracts and agreements, and payment, performance and surety bonds (all of which are collectively referred to as the “Intangible Property”, including, without limitation, as described in Schedule B attached hereto);

(d) All right, title and interest of Seller (individually or through the Trustee), as fee owner and landlord, in and to that certain lease demising the Real Property and more fully described in Schedule 4. 1(d) (the “Lease”) and all security deposits and advance rentals made under the Lease; and

(e) All existing surveys, blueprints, drawings, plans and specifications and other documentation in Seller’s possession or control with respect to the development, use and operation of the Property, including correspondence with Chadwick’s of Boston, Inc., the tenant under the Lease (the “Tenant”), vendors, suppliers, contractors and other third parties, and such existing books, records and documents used in connection with the development, construction, management, leasing, and operation of the Property.

ARTICLE 3

Purchase Price; Deposit; Adjustments

3.1 Purchase Price. The purchase price for the Property shall be NINETEEN MILLION SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($19,750,000) (the “Purchase Price”), subject to adjustment and as otherwise provided herein, and on the Closing Date shall be paid by Buyer by wire transfer of immediately, available federal funds to Escrow Agent.

3.2 Deposit. Within one (1) business day of the execution and delivery of this Agreement, Buyer shall deposit with LandAmerica National Commercial Services, having an address 888 West 6th Street, 4th Floor, Los Angeles, California 90017, Attention: Donald Hallman, Senior Vice President, (the “Escrow Agent”), the sum of Two Million Dollars ($2,000,000) (the “Deposit”) to secure Buyer’s obligations under this Agreement. The Escrow Agent shall maintain the Deposit in an interest bearing money market account with a financial institution reasonably acceptable to Seller and Buyer. The Deposit and all interest earned thereon (collectively, the “Escrowed Amount”) shall be maintained by the Escrow Agent in such account and shall be disbursed pursuant to the terms and conditions of this Agreement and the Deposit Escrow Agreement attached hereto as Schedule 3.2 (the “Deposit Escrow Agreement”).

(b) Balance of Purchase Price. On the Closing Date (as hereinafter defined) the Purchase Price, subject to a credit for the Escrowed Amount and subject to adjustment as specified herein, shall be paid by Buyer by wire transfer of immediately available federal funds to Escrow Agent (the “Cash Balance”). The Deposit shall be applied towards the Cash Balance.

3.3 Prorations of Taxes. Real estate taxes and special assessments are the direct payment obligations of the Tenant pursuant to the provisions of the Lease and accordingly, will not be prorated and adjusted between Buyer and Seller as of the Closing Date.

3.4 Prorations of Contracts and Prepaid Expenses. Service and other property related contracts are the direct payment obligations of the Tenant pursuant to the provisions of the Lease and accordingly, will not be prorated and adjusted between Buyer and Seller as of the Closing Date.

3.5 Utilities. Electricity, gas, water, sewer or other utility usage at the Property are the direct payment obligations of the Tenant pursuant to the provisions of the Lease and accordingly, it is not necessary to do final readings or prorate and adjust the same between Buyer and Seller as of the Closing Date.

3.6 Prorations of Income and Expenses. Accrued rents for the then current and any future period shall be apportioned and full value shall be adjusted and prorated as of the Closing Date. All lease commissions, improvement allowances and improvement commitments entered into before the date hereof and payable or to be performed before the Closing Date shall be payable by Seller. Buyer shall be responsible for lease commissions, improvement allowances and improvement commitments entered into before the date hereof and payable or to be performed after the Closing Date pursuant to the provisions of the Lease.

3.7 Adjustment Payments. The net amount of all adjustments to be made on the Closing Date under this Article 3 shall be paid on the Closing Date as an adjustment to the Cash Balance.

3.8 Calculation of Prorations. All apportionments and prorations made hereunder shall be made based on the number of days of ownership of the Property in the period applicable to the apportionment, with Buyer entitled to income and responsible for expenses for the Closing Date. Prorations of annual payments shall be made based on the number of days of ownership in the applicable annual period.

3.9 Application of Payments. All payments received by Seller prior to the Closing during the month in which the Closing Date occurs shall be applied first to rents and other amounts payable in respect of the month in which the Closing occurs and then in the reverse order in which such payments were due.

3.10 Closing Costs. Buyer’ s Closing Costs. Buyer shall pay the following costs and expenses associated with the transactions contemplated by this Agreement: (a) the cost of the Survey (including any Survey costs incurred by Seller in anticipation of the sale of the Property), (b) all recording and filing charges in connection with the instrument by which Seller conveys the Property, (c) one-half of the fees charged by Escrow Agent, (d) all costs of Buyer’s due diligence costs, including fees due its consultants and attorneys, and (e) all lenders’ fees related to any financing to be obtained by Buyer.

(b) Seller’s Closing Costs. Seller shall pay the following costs and expenses associated with the transactions contemplated by this Agreement: (a) the commission due Seller’s Broker, (b) premiums and charges of the Title Company for the Title Commitment and the Owner’s Title Policy (including endorsements), not to exceed the maximum amount of Fifteen Thousand Dollars ($15,000.00), (c) all fees due its attorneys, (d) all costs incurred in connection with causing the Title Company to remove any Title Objections to the extent Seller specifically agrees in writing, at or prior to Closing, to cause removal of such matter, it being understood for purposes of this sentence that nothing in this Agreement or any prior understanding or agreement of the parties shall be construed to obligate Seller to so remove or agree to remove any such matter, (e) all transfer taxes applicable to the transfer of the Property to Buyer, and (f) one-half of the fees charged by Escrow Agent.

3.11 Closing Statement. Seller shall prepare a draft closing statement (with sufficient supporting information) or shall provide Buyer with sufficient information to prepare a draft closing statement on or before the Closing.

3.12 Survival. The provisions of Article 3 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

ARTICLE 4

Representations, Warranties, Covenants and Agreements

4.1 Seller’s Representations and Warranties. Seller hereby makes the representations and warranties to Buyer which are set forth below, as of the date of this Agreement. Buyer acknowledges and agrees that each of such representations and warranties shall be deemed expressly qualified by any information of which Buyer has Actual Knowledge on or before the Closing Date. Buyer acknowledges (i) that Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property, and (ii) that, other than as specifically set forth below in this Section 4.1, Seller is not making and has not at any time made any representation or warranty of any kind or nature, either oral or written, directly or indirectly, expressed, implied, statutory or otherwise, with respect to the Property, including, without limitation, representations or warranties as to habitability, merchantability, fitness for a particular purpose, title (other than Seller’s limited warranty of title set forth in the Deed), zoning, tax consequences, latent or patent physical or environmental condition, health or safety matters, utilities, operating history or projections, valuation, projections, the applicability of any laws, rules or regulations or compliance therewith. Based upon Buyer’s familiarity with the Property, Buyer’s due diligence relating to the Property and Buyer’s experience and knowledge as to the market in which the Property is situated and as to investment in and operation of real estate in the nature of the Property and commercial real estate in general, Buyer shall purchase the Property on the Closing Date in an “AS IS, WHERE IS AND WITH ALL FAULTS” condition, with no right of setoff or reduction in the Purchase Price and without any representation or warranty whatsoever, as aforesaid, except as set forth in this Section 4.1, and Buyer fully assumes the risk that adverse latent or patent physical, structural, environmental, economic or legal conditions may not have been revealed by Buyer’s investigations. Seller and Buyer acknowledge that the Purchase Price to be paid to Seller for the Property has taken into account that the Property is being sold subject to the foregoing provisions of this Section 4.1. As used in this Section 4.1 “Actual Knowledge” or words of similar import shall refer only to the actual knowledge of Jeffrey B. Torto (the “Buyer’s Designated Representative”), and shall not be construed to refer to the knowledge of any other officers, agents or employees of Buyer or any affiliate of Buyer or to impose or have imposed upon the Buyer’s Designated Representative any duty to investigate the matters to which such knowledge, or the absence thereof, pertains or make an inquiry of other persons.

(a) Authority. This Agreement has been duly authorized, executed and delivered by Seller and all consents required under Seller’s organizational documents or by law have been obtained. All documents that are to be executed by Seller and delivered to Buyer on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Seller, as applicable. This Agreement and all such documents are, and on the

Closing Date will be, legal, valid and binding obligations of Seller, as applicable, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Seller is a party or to which Seller or the Property (or any portion thereof) are subject.

(b) Litigation. Except as listed on Schedule 4.1(b), neither Seller nor the Trustee has received any written notice of the commencement of any suit, action or proceeding (including administrative and arbitration proceedings), with respect to all or a portion of the Property or the Lease.

(c) Condemnation Proceedings. Except as listed on Schedule 4.1(c). neither Seller nor the Trustee has received any written notice of the commencement of any condemnation actions against or relating to the Property or any portion thereof.

(d) Leases and Tenancies. To the best of Seller’s knowledge, there are no leases or occupancy agreements affecting the Property except the Lease. Except for the purchase option held by the Tenant pursuant to the provisions of the Lease, neither Seller nor the Trustee has granted any purchase option, right of first refusal or preferential purchase rights with respect to the Property or any part thereof. With respect to the Lease:

(i)	The Lease is in full force and effect and has not been amended, modified or altered, in writing or otherwise, except as set forth in Schedule 4.1(d). Neither the Trustee nor Seller has given, nor has the Trustee or Seller received, any written notice of a default under the Lease that remains uncured. Tenant is not in default under or in arrears in the payment of any sums or, to the knowledge of Seller, in the performance of any obligations required of it under the Lease;

(ii)	All obligations of the landlord under the Lease (“Landlord”) that have accrued as of the date hereof have been performed including, but not limited to, all required tenant improvements, cash or other inducements, rent abatements, installations and construction (for which payment in full has been made);

(iii)	Seller has not received written notice from Tenant (a) requesting a reduction in the rent payable under the Lease, (b) advising Landlord that Tenant intends to assign its interest under the Lease, except for that certain notice letter dated December 29, 2000 from Brylane, L.P. (the predecessor-in-interest to Tenant) advising Landlord the Lease had been assigned to Chadwick’s of Boston, Inc., the general and limited partner of Brylane, L.P., (c) requesting any modification, amendment or termination of the Lease, or (d) indicating that Tenant has commenced a voluntary case or has had entered against it an order for relief under the United States Bankruptcy Code (Title 11 of the United States Code); and

(iv)	A true, accurate and complete copy of the Lease has previously been delivered to Buyer.

(e) Security Deposits. To the best of Seller’s knowledge, all security deposits under the Lease or any tenancy, are listed in Schedule 4.1(e) and shall be assigned or credited to Buyer, as Buyer elects, at the Closing. The amount so credited to Buyer shall be considered an adjustment due to Buyer under Article 3 above.

(f) Foreign Person. Neither Seller nor the Trust is a foreign corporation, foreign partnership or foreign estate (as such terms are defined in Section 1445 of the Internal Revenue Code). Seller shall provide Buyer with an affidavit to this effect at Closing.

(g) Allowances and Commissions. All allowances, commissions and other such costs, expenses, and fees payable in connection with the Lease (collectively the “Leasing Costs”) have been paid in full or are no longer required to be paid by Seller or the Trustee under the terms of the Tenant’s lease, except as listed on Schedule 4.1(g).

(h) Service Contracts. Neither Seller nor the Trustee has entered into any bonds, guarantees, equipment leases or service, maintenance, management, leasing brokerage, utility or other similar contracts or agreements, oral or written, affecting the Property that will become obligations of Buyer upon the Closing.

(i) Violations. Except as listed on Schedule 4.1(i), neither Seller nor the Trustee has received any written notice from any governmental authority of any violation of any zoning law, or other laws, rules, ordinances, codes or regulations applicable to the Property. Except as listed on Schedule 4.1(i), neither Seller nor the Trustee has received any written notice from the Taunton Development Corporation (“TDC”) of any violation under the covenants and restrictions encumbering the Taunton Industrial Park with respect to the Property or any portion thereof.

(j) Status of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the power and authority to direct the Trustee to execute and deliver the documents required of the Trustee under Section 8.2.

(k) Environmental. Neither Seller nor the Trustee has received any written notice issued pursuant to environmental laws, rules, regulations, codes and guidelines requesting any corrective or remedial action or requiring any payment by the owner of the Property in connection with the construction, development, use and operation of the Property or any portion thereof.

(l) Documents. To Seller’s knowledge, all documents furnished to Buyer by Seller pursuant to this Agreement are true and complete in all material respects.

As used in this Agreement, the phrase “to Seller’s knowledge”, “to the best of Seller’s actual knowledge”, “to the best of Seller’s knowledge” or any similar phrase shall mean the actual, not constructive or imputed knowledge, of David C. Jones, Seller’s asset manager, and Karl Weller, Seller’s Managing Director, being the individual representatives of Seller in the best position to have knowledge regarding all of such specific Property level matters, without any obligation on their part to make any independent investigation of the matters being represented and warranted or to make an inquiry of any other persons.

The representations and warranties of Seller contained in this Section 4.1 (each a “Seller’s Representation” and collectively, the “Seller’s Representations”) shall survive the Closing and not be merged therein for a period of one hundred and eighty (180) days (the “Representation Termination Date”) and Seller shall only be liable to Buyer hereunder for a breach of a Seller’s Representation or in any of the documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller on or before the one hundred and eightieth (180th) day after the date of the Closing. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s Representations shall be Two Hundred Thousand Dollars ($200,000.00). Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur as the result of any of Seller’s Representations being untrue, inaccurate or incorrect if (a) Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than $50,000.

4.2 Seller’s Covenants. Seller hereby covenants and agrees with Buyer that:

(a) Maintenance. At all times from the execution of this Agreement to the Closing Date, it shall maintain the Property or use commercially reasonable efforts to cause the Property to be maintained in substantially the same condition as the same is in as of the date of this Agreement and in accordance with the provisions of the Lease, subject only to reasonable use and wear and the terms of Article 9 hereof.

(b) Insurance. At all times from the execution of this Agreement to the Closing Date, it shall maintain or cause the Tenant to maintain such casualty insurance on the Improvements as is presently insured and all other insurance required to be obtained by the Tenant pursuant to the provisions of the Lease.

(c) Leasing Activity. From and after the date hereof through the Closing Date, Seller may not enter into new leases affecting the Property or any portion thereof or modify, amend, cancel, terminate, extend or change the terms of the Lease or any Permitted Exception, without the prior written consent of Buyer, provided, however, that Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any modification of the Lease providing for Tenant’s restoration of the life-safety/fire protection systems at the Property to code upon the expiration or termination of the Lease. In addition, Seller shall perform and comply with its obligations under the Lease through the Closing Date.

(d) New Contracts. From and after the date hereof through the Closing Date, Seller shall not enter into any new contract, agreement or easement or place any encumbrance on the Property, if such contract or encumbrance would continue in effect after the Closing Date, without Buyer’s prior written consent; provided, however that Buyer shall not unreasonably withhold, delay or condition its consent to any such contract or agreement proposed by Seller.

(e) Seller’s Property Records. Seller shall make all material records, invoices, bills and other information and materials in Seller’s possession or control relating to the development, leasing, management, maintenance and operation of the Property available for Buyer to inspect and copy. Upon Buyer’s request, for a period of six (6) months after the Closing Date, Seller shall make its books and records for the Property available to Buyer for inspection, copying and audit by Buyer’s designated accountants, and at Buyer’s expense. In addition, at such time as Seller shall have received information setting forth the revenues and expenses of the Property for the nine (9) month period ended September 30, 2004, Seller shall execute and deliver to Buyer an audit letter in the form attached hereto as Schedule 4.2(e) (the “Audit Letter”) (such right of inspection and audit and receipt of the Audit Letter shall survive the Closing).

(f) Tenant Estoppel. Seller shall submit to Tenant for execution a tenant estoppel certificate (“Tenant Estoppel Certificate”) using the form attached hereto as Schedule 4.2(f) promptly after execution of this Agreement. If Tenant objects to the form of the Tenant Estoppel Certificate submitted by Seller, Seller shall give notice thereof to Buyer (specifying the objections in reasonable detail) and may make such modifications thereto as Tenant may reasonably request consistent with the provisions of the Lease; and provided further that Seller shall not be obligated to deliver a Tenant Estoppel Certificate that contains language that Tenant is not required to provide under the Lease.

(g) Warranties. Pursuant to the Bill of Sale and General Assignment, the form of which is attached hereto as Schedule 8.2(b), the Seller or the Trustee, at the director of the Seller, shall assign all warranties relating to the Property, which are assignable without third party consents, to Buyer at Closing and, in the event third party consents are required and Buyer so requests of Seller in a writing which identifies the specific consents Buyer requires, Seller shall use commercially reasonable efforts to obtain such consents prior to the Closing Date, provided that Seller shall not be obligated to incur any costs in obtaining such consents.

(h) Master Lease. At Closing, Seller shall cause the termination of record by written instrument (the “Termination of Master Lease”) of that certain Master Lease between STB Corp., Trustee of Taunton Standish Realty Trust, as Landlord and Taunton Industrial Associates LLC, as Tenant, dated as of May 21, 1998, as affected by Assignment and Assumption of Master Lease dated May 22, 1998 between STB Corp. as assignor and the Trustee as assignee.

4.3 Buyer’s Representations and Warranties. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing

Date that this Agreement has been duly authorized, executed and delivered by Buyer and all consents required under Buyer’s organizational documents or by law have been obtained. All documents that are to be executed by Buyer and delivered to Seller on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Buyer. This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Buyer, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Buyer is a party or to which Buyer or the Property (or any portion thereof) is subject. The provisions of this Section 4.3 shall survive the Closing to the Representation Termination Date.

ARTICLE 5

Access, Inspection, Diligence

5.1 Inspections. Seller agrees that Buyer and its authorized agents or representatives shall be entitled to enter upon the Real Property and the Improvements during normal business hours (subject to the rights of Tenant under the Lease) upon advance written notice to Seller to make such investigations, studies and tests including, without limitation, surveys, engineering studies, and non-intrusive environmental studies which Buyer deems necessary or advisable. Buyer shall not undertake any additional investigations, studies and tests on the Property without Seller’s prior written consent. Without limiting the generality of the foregoing, Seller’s written approval shall be required prior to any testing or sampling of surface or subsurface soils, surface water, groundwater or any materials in or about the Improvements. Buyer shall repair any damage to the Property caused by any such tests or investigations, and shall indemnify Seller from any and all liabilities, claims, costs and expenses resulting therefrom, but not to the extent arising directly from Seller’s negligence or willful misconduct or any pre-existing condition on the Property unless such pre-existing condition was exacerbated by Buyer or its agents. The foregoing indemnification shall survive the Closing or the termination of this Agreement.

5.2 Due Diligence Materials. To the extent not previously delivered, Seller shall, within three (3) business days of the execution of this Agreement, deliver copies of all material, books, records, plans, building specifications, contracts, agreements or other instruments or documents contained in Seller’s files relating to the construction, operation, leasing, management and maintenance of the Property (the “Due Diligence Materials”) to the Buyer.

5.3 Review of Materials. Buyer shall have the right to commence and actively pursue such due diligence as it may deem prudent or advisable.

5.4 Inspection Period. Buyer and Seller each acknowledge and agree that while Buyer shall have the continuing right to perform due diligence on the Property subject to the terms of this Agreement, Buyer shall have no right whatsoever to terminate this Agreement on account of any such due diligence conducted after the date of this Agreement, except as provided in Section 6.1.

ARTICLE 6

Title and Survey

6.1 Title and Survey Review. Prior to the date hereof, Buyer has obtained the Commitment, copies of all of the Title Documents, and the Survey and has furnished Seller copies of the same. Buyer hereby confirms its receipt, and hereby confirms its approval, of the Commitment and the Survey, subject to the matters contained in the Title Objections (hereinafter defined). Buyer has caused Lawyers Title Insurance Corporation (in such capacity, the “Title Company”) to prepare a title insurance commitment, including such affirmative insurance and endorsements as Buyer may reasonably desire (the “Commitment”). Buyer has obtained an ALTA/ACSM as built survey of the Real Property (the “Survey”), certified to Buyer, the Title Company, and any lender of Buyer. Such Commitment and Survey are referred to as “Title Evidence”. Buyer has delivered to Seller written objections (“Title Objections”) as to the form and/or contents of the Title Evidence and, except for the Title Objections, Buyer has waived title objections with respect to all matters of record affecting title to the Real Property other than (a) those matters arising after the effective date of the Commitment and (b) Monetary Liens (as hereinafter defined). Except as otherwise set forth herein, any title or survey material not objected to by Buyer in the Title Objections shall be a “Permitted Exception” hereunder. Notwithstanding the foregoing, with respect to liens securing payment of an ascertainable amount (“Monetary Liens”), Seller shall remove or cure such Monetary Liens by payment of funds from Closing. Seller shall remove any encumbrances or exceptions to title which are created by, through or under Seller after the date hereof and which are not consented to by Buyer under the terms hereof; provided, however that Seller shall not be obligated to incur costs in excess of $25,000 in the aggregate to remove involuntary monetary liens and any other title clearing efforts that Seller is obligated to undertake. If the Title Objections are not cured or waived by Buyer prior to Closing, Buyer will have the option as its sole and exclusive remedies to (i) terminate this Agreement and receive a refund of the Escrowed Amount in accordance with the Deposit Escrow Agreement or (ii) proceed to close without any reduction in the Purchase Price. If Buyer elects the latter, any uncured Title Objections shall be deemed a Permitted Exception.

6.2 Required State of Title. At the Closing, Seller shall cause the Trustee to convey by Massachusetts form of quitclaim deed (the “Deed”) to Buyer good and clear record and marketable fee simple title to all of the Land and the Improvements free and clear of any and all tenancies and other occupancies, liens, encumbrances, conditions, easements, assessments, restrictions and other conditions, except for the following:

(a) The lien, if any, for real estate taxes not yet due and payable;

(b) The Lease;

(c) The Permitted Exceptions; and

(d) Subject to Sections 4.1(i) and k), provisions of existing building, environmental and zoning laws.

6.3 Personal Property. At the Closing, Seller shall or shall cause the Trustee to convey to Buyer the Personal Property by the Bill of Sale and General Assignment attached hereto as Schedule 8.2(b).

ARTICLE 7

Conditions to Seller’s and Buyer’s Performance

7.1 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Seller at its discretion):

(a) Buyer having performed in all material respects all covenants and obligations required by this Agreement to be performed by Buyer on or prior to the Closing Date; and

(b) Payment of the Purchase Price, as adjusted and prorated pursuant to the terms of this Agreement.

7.2 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Buyer at its discretion):

(a) The representations and warranties made by Seller in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and Seller shall deliver a certificate to such effect at Closing;

(b) Seller having performed in all material respects all covenants and obligations in all material respects required by this Agreement to be performed by Seller on or prior to the Closing Date;

(c) Receipt by Buyer prior to or on the Closing of the Tenant Estoppel Certificate dated within thirty (30) days of the Closing Date from the Tenant;

(d) The Title Company is prepared to issue the Title Policy (as hereinafter defined);

(e) Seller shall have obtained and delivered at or prior to the Closing a certificate from TDC dated within thirty (30) days of the Closing indicating that (i) no fees or assessments levied pursuant to the covenants, conditions and restrictions encumbering such industrial park (“CCRs”) are unpaid, (ii) the Property is subject to no special assessments, charges or liens, and (iii) the Property and the Easement Property, as improved and the present use and operation thereof are in compliance with the requirements of the CCRs (the “TDC Estoppel”); and

(f) Seller shall have obtained and delivered at or prior to the Closing a certificate from TDC dated within thirty (30) days of the Closing indicating that any right of first refusal or first offer under the covenants, conditions and restrictions encumbering the Myles Standish Industrial Park with respect to the sale of the Property has been waived (the “TDC Waiver”), and

(g) Seller shall have obtained and delivered at or prior to the Closing a letter agreement from Tenant in the form attached hereto as Schedule 7.2(g) (the “Chadwick’s Letter”).

If any of the conditions set forth in Section 7.2(c), (d) and (e) are not satisfied or waived by Buyer by the Closing Date, Buyer may elect to terminate this Agreement, in which event the Escrowed Amount shall be returned to Buyer and this Agreement shall be deemed null and void. If any of the conditions set forth in Section 7.2(a) and (b) are not satisfied or waived by Buyer by the Closing Date, then Buyer shall have the rights and remedies under Section 11.1.

ARTICLE 8

Closing

8.1 Closing. Except as otherwise expressly provided in this Agreement, the consummation of the transaction contemplated in this Agreement (the “Closing”) shall occur at 10:00 a.m. eastern time on November 3, 2004 (the “Closing Date”) through an escrow closing with Escrow Agent or at the offices of Goodwin Procter LLP or such other mutually agreed upon location. It is agreed that time is of the essence in this Agreement.

8.2 Seller’s Closing Deliveries. On the Closing Date Seller shall deliver or cause to be delivered at its expense each of the following items to Buyer:

(a) A duly executed and acknowledged Deed in the form attached hereto as Schedule 8.2(a) conveying the Real Property and the Improvements to Buyer with title as provided in Section 6.3;

(b) A duly executed and acknowledged assignment and assumption agreement regarding the Lease in the form attached hereto as Schedule 8.2(b) (the “Assignment of Leases”) together with original counterparts of the Lease to the extent in Seller’s possession;

(c) A duly executed Bill of Sale and General Assignment in the form attached hereto as Schedule 8.2(c) conveying the Personal Property, Intangible Property and the assigned permits and licenses (the “General Assignment”), together with original counterparts of the permits and licenses covering the Property; provided that they are assignable without consent of any third party. If any such consent is required, Seller shall use commercially reasonable efforts to obtain such consent prior to the Closing Date and, if obtained, the applicable underlying instrument shall be included in such assignment; provided, however, Seller shall not be obligated to incur any cost to procure such consents.

(d) A certificate or certificates of non-foreign status (“FIRPTA Affidavit”) in the forms attached hereto as Schedule 8.2(d)-1 and Schedule 8.2(d)-2;

(e) Customary affidavits allowing the Title Company to delete from Buyer’s title policy any exceptions for parties in possession (other than the Tenant under the

Lease) and mechanic’s or materialmen’s liens arising out of Seller’s failure to pay for work commissioned by Seller and done on or about the Property prior to the Closing Date;

(f) Evidence reasonably satisfactory to the Title Company of Seller’s authority under the Trust to cause the Trustee to convey the Property pursuant to this Agreement in form and substance satisfactory to Buyer and the Title Company and evidence relating to title to the Real Property and the status of the Trust and Seller satisfactory for the Title Company to satisfy any requirements to the issuance of an Owner’s Policy of Title Insurance in the form provided for by the Commitment (the “Title Policy”);

(g) A counterpart original of the closing statement setting forth the Purchase Price, the closing adjustments and the application of the Purchase Price as adjusted;

(h) An original, fully executed Tenant Estoppel Certificate, as provided in Section 7.2(d);

(i) An original executed notice to the Tenant (“Tenant Notice Letter”) regarding the transfer of the Property in the form attached hereto as Schedule 8.2(i);

(j) All material books, records, plans, specifications, contracts, agreements and other instruments or documents to the extent requested by Buyer and in the possession of Seller related to the construction, development, operation, management, leasing and maintenance of the Property;

(k) A good standing certificate for Seller issued by the Secretary of State of The Commonwealth of Massachusetts;

(1) A “bring down” certificate in the form attached hereto as Schedule 8.2(1) with respect to the representations and warranties of Seller set forth in Section 4.2;

(m) Keys to all locks on the Property in Seller’s possession or control, if any;

(n) The TDC Estoppel; and

(o) The TDC Waiver;

(p) The Chadwick’s Letter; and

(q) The Termination of Master Lease.

8.3 Buyer’s Closing Deliveries. On the Closing Date Buyer shall deliver or cause to be delivered at its expense each of the following to Seller:

(a) A counterpart original of the closing statement setting forth the closing adjustments;

(b) Such other instruments as Seller may reasonably request to effectuate the transaction contemplated by this Agreement without additional liability or expense to Buyer; and

(c) Duly executed counterparts of the Assignment of Leases;

(d) A good standing certificate for Buyer issued by the Secretary of State of Delaware; and

(e) A “bring down” certificate in the form attached hereto as Schedule 8.3(e) with respect to the representations and warranties of Buyer set forth in Section 4.3.

8.4 Delivery of Deposit. On the Closing Date the Escrow Agent shall deliver or cause to be delivered to Seller the Escrowed Amount pursuant to the terms of the Deposit Escrow Agreement.

8.5 Form. With the exception of the forms attached to this Agreement, all documents and instruments required hereby shall be in form and substance reasonably acceptable to Seller and Buyer.

ARTICLE 9

Casualty and Condemnation

9.1 Damage or Destruction/Eminent Domain. Buyer shall be bound to purchase the Property as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of the Property or condemnation of the Property by right of eminent domain, provided that the occurrence of any damage or destruction to the Property involves repair costs equal to or less than $200,000 (“Damage Threshold Amount”), and any condemnation does not materially and adversely affect the use and value of the Property or permit the Tenant to terminate the Lease or reduce the rent payable thereunder (“Immaterial Condemnation”), in Buyer’s reasonable discretion. If Buyer is so bound to purchase the Property notwithstanding the occurrence of damage, destruction or condemnation, then upon the Closing: (i) in the event of damage covered by insurance or an Immaterial Condemnation occurring during the period prior to Closing Date, Buyer shall pay the full Purchase Price for such Property (less the amount of the deductible portion of the Seller’s insurance policy), and the Seller shall assign to Buyer all rights to such net insurance proceeds or condemnation awards; and (ii) in the event of damage not covered by insurance, Buyer shall receive a credit (not to exceed $200,000) in the amount of the estimated cost to repair such damage.

9.2 Major Casualty. If any of the Improvements are damaged by fire or any other casualty (the cost for repair of which is reasonably estimated to exceed $200,000) and are not substantially restored to the condition immediately prior to such casualty before the Closing Date or Tenant is otherwise permitted under the Lease to terminate the Lease or reduce the rent payable thereunder, Buyer shall have the right to make the following elections:

(a) to acquire the Property in its then condition and pay the Purchase Price without regard to the casualty, in which event Seller shall pay over or assign to Buyer, on delivery of the Deed, (i) all amounts recovered or recoverable by Seller on account of any insurance as a result of such casualty, less amounts reasonably expended by Seller for partial restoration; and (ii) an amount of money equal to Seller’s deductible, or

(b) to terminate this Agreement in which event the Escrow Agent shall return the Escrowed Amount to Buyer pursuant to the terms of the Deposit Escrow Agreement, this Agreement shall terminate and neither Seller nor Buyer shall have any recourse against the other.

9.3 Material Condemnation. If any portion of or interest in the Property shall be taken or is in the process of being taken by exercise of the power of eminent domain or if any governmental authority notifies Seller in writing prior to the Closing Date of its intent to take or acquire any portion of or interest in the Property, and such condemnation would materially and adversely affect the use and value of the Property or permit the Tenant to terminate the Lease or reduce the rent payable thereunder (“Material Condemnation”), in Buyer’s reasonable discretion, Seller shall give written notice promptly to Buyer of such event, and Buyer shall have the option to terminate this Agreement by providing written notice to Seller to such effect on or before the date which is ten (10) days from Seller’s written notice to Buyer of such Material Condemnation or on the Closing Date, whichever occurs first, in which event the Escrow Agent shall return the Escrowed Amount to Buyer pursuant to the terms of the Deposit Escrow Agreement, this Agreement shall terminate, and neither Seller nor Buyer shall have any recourse against the other, except as otherwise specifically herein provided. If Buyer does not timely notify Seller of its election to terminate this Agreement, Buyer shall purchase the Property and pay the Purchase Price, and Seller shall pay over or assign to Buyer on delivery of the Deed all awards recovered or recoverable by Seller on account of such Material Condemnation, less any amounts reasonably expended by Seller in obtaining such award.

ARTICLE 10

Brokerage Commissions

10.1 Representations and Indemnity. Seller and Buyer each mutually represent and warrant to the other that they have not dealt with, and are not obligated to pay, any fees or commissions to any broker in connection with the transaction contemplated by this Agreement other than Cushman & Wakefield (the “Broker”). Seller is responsible for the compensation of the Broker pursuant to a separate agreement. Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising from any claims by Broker and for all other brokerage or finder’s fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by Seller. Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising from any claims for brokerage or finders’ fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by Buyer. The covenants and agreements contained in this Article shall survive the termination of this Agreement or the Closing of the transaction contemplated hereunder.

ARTICLE 11

Default, Termination and Remedies

11.1 Seller Default. In the event that Seller breaches or shall have failed (without legal excuse) in any material respect on the Closing Date to have performed any of the covenants or agreements contained in this Agreement which are to be performed by Seller on or before the Closing Date, then the Buyer shall have the right as its sole remedies therefore to (i) take any and all legal actions necessary to compel Seller’s specific performance hereunder (it being acknowledged that damages at law would be an inadequate remedy), and to consummate the transaction contemplated by this Agreement in accordance with the provisions of this Agreement, or (ii) terminate this Agreement and have the Escrowed Amount returned to Buyer. In no event shall Seller be liable to Buyer for any consequential or punitive damages based upon any breach of this Agreement, including, without limitation, breaches of representation or warranty. Subject to applicable principles of fraudulent conveyance, in no event shall Buyer seek satisfaction for any obligation from any partners, members, managers, shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of the Seller, nor shall any of the foregoing have any personal liability for any such obligations of the Seller.

11.2 Buyer Default. In the event the conditions to Closing contained in Section 7.2 above have been satisfied (or Seller is ready, willing and able to satisfy said requirements) and Buyer defaults in its obligation to close hereunder and such default is not cured within one (1) business day after receipt of written notice therefore given by Seller to Buyer, Seller shall be entitled to receive the Escrowed Amount as liquidated damages, in lieu of all other remedies available to Seller at law or in equity for such default. Seller and Buyer agree that the damages resulting to Seller as a result of such default by Buyer as of the date of this Agreement are difficult or impossible to ascertain and the liquidated damages set forth in the preceding sentence constitute Buyer’s and Seller’s reasonable estimate of such damages.

ARTICLE 12

Miscellaneous

12.1 Assignment. Buyer may not assign any of Buyer’s rights or duties under this Agreement; provided, however, that Buyer may assign (without approval or consent of Seller) its rights and obligations hereunder to any corporation, limited liability company, partnership, realty trust or other entity affiliated with Buyer, CB Richard Ellis Investors, LLC or CB Richard Ellis Realty Trust. In the event of any such assignment, Buyer shall deliver to Seller an executed counterpart of an assignment and assumption agreement between Buyer and its assignee.

12.2 Notices. Any notice required or permitted to be delivered under this Agreement shall be in writing and shall be deemed given (i) when delivered or refused by hand during regular business hours, (ii) the next business day if sent by a reputable national overnight express mail service that provides tracing and proof of receipt or refusal of items mailed, or (iii) when sent if sent by facsimile during business hours, addressed to Seller or Buyer, as the case may be, at the address or addresses or facsimile number set forth below or such other addresses as the parties may designate in a notice similarly sent. Any notice given by a party to Escrow Agent shall be simultaneously given to the other party. Any notice given by a party to the other party relating to its entitlement to the Escrowed Amount shall be simultaneously given to the Escrow Agent. Notices to Seller, Buyer and/or Escrow Agent shall be delivered as follows:

If to Seller:

Taunton Industrial Associates LLC

c/o CrossHarbor Capital Partners LLC

One Boston Place, Suite 2300

Boston, MA 02108

Attention: David Jones, Vice President

Phone: (617) 624-8337

Fax: (617) 624-8399

with a copy to:

Massachusetts Mutual Life Insurance Company

c/o Babson Capital Management LLC

1500 Main Street - Suite 2100

Springfield, MA 01115

Attention: Robert F. Little, Managing Director

Phone: (413) 226-1414

Fax: (413) 226-1498

and a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Lawrence R. Cahill, P.C.

Phone: (617) 570-1411

Fax: (617) 227-8591

If to Buyer:

RT Taunton, LLC

c/o CBRE Operating Partnership, L.P.

865 South Figueroa Street, Suite 3500

Los Angeles, California 90017

Attn: Jack A. Cuneo, CEO/President

Phone: (213) 683-4200

Fax: (213) 683-4201

with a copy to:

RT Taunton, LLC

c/o CB Richard Ellis Investors, LLC

800 Boylston Street - Suite 1475

Boston, Massachusetts 02176

Attn: Jeffrey B. Torto, CFA/Senior Director

Phone: (617) 425-2817

Fax: (617) 425-2801

with a copy to:

Kirkpatrick & Lockhart LLP

599 Lexington Avenue

New York, New York 10022-6030

Attn: Jeffrey H. Weitzman, Esq.

Phone: (212) 536-3956

Fax: (212) 536-3901

If to the Escrow Agent:

LandAmerica National Commercial Services

888 West 6th Street, 4th Floor

Los Angeles, California 90017

Attn: Donald Hallman, Senior Vice President

Phone: (800) 432-0706

Fax: (213) 627-8722

12.3 Interpretation. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

12.4 Captions. The captions used in connection with the Articles of this Agreement are for convenience only and shall not be deemed to extend, limit or otherwise define or construe the meaning of the language of this Agreement.

12.5 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

12.6 Amendments. This Agreement may be amended only by a written instrument executed by Seller and Buyer (or Buyer’s permitted assignee or permitted transferee).

12.7 Integration. This Agreement (including the schedules and exhibits) embodies the entire agreement between Seller and Buyer with respect to the transactions contemplated in this Agreement, and there have been and are no covenants, agreements, representations, warranties or restrictions between Seller and Buyer with regard thereto other than those set forth or provided for in this Agreement.

12.8 Choice of Law. This Agreement shall be construed under and in accordance with the laws of The Commonwealth of Massachusetts.

12.9 Counterparts. This Agreement may be executed in several counterparts, and/or by execution of counterpart signature pages which may be attached to one or more counterpart, and all so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart. In addition, any counterpart signature page may be executed by any party wheresoever such party is located, and may be delivered by telephone facsimile transmission, and any such facsimile transmitted signature pages may be attached to one or more counterparts of this Agreement, and such faxed signature(s) shall have the same force and effect, and be as binding, as original signatures executed and delivered in person.

12.10 Business Day. In the event any date hereunder (including the Closing Date) falls on a Saturday, Sunday or legal holiday, the date applicable shall be the next business day.

12.11 Time of the Essence. Time is of the essence of this Agreement.

12.12 Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests (other than the Permitted Exceptions), provided that provision reasonably satisfactory to Buyer’s attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located, the Title Company shall be in a position to release the Title Policy and all conditions to Closing shall have been satisfied.

12.13 Submission Not an Offer or Option. THE SUBMISSION OF THIS AGREEMENT OR A SUMMARY OF SOME OR ALL OF ITS PROVISIONS FOR EXAMINATION OR NEGOTIATION BY BUYER OR SELLER DOES NOT CONSTITUTE AN OFFER BY SELLER OR BUYER TO ENTER INTO AN AGREEMENT TO SELL OR PURCHASE THE PROPERTY, AND NEITHER PARTY SHALL BE BOUND TO THE OTHER WITH RESPECT TO ANY SUCH PURCHASE AND SALE UNTIL A DEFINITIVE AGREEMENT SATISFACTORY TO THE BUYER AND SELLER IN THEIR SOLE DISCRETION IS EXECUTED AND DELIVERED BY BOTH SELLER AND BUYER.

12.14 Index of Definitions. Schedule 12.4 consists of an index to be used in locating definitions appearing in this Agreement.

ARTICLE 13

IRS Form 1099-S Designation

13.1 Designee. In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement at or prior to the Closing to designate the Title Company (the “Designee”) as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the “IRS”) on IRS Form 1099-S; (ii) to provide the Designee with the information necessary to complete Form 1099-S; (iii) that the Designee shall not be liable for the actions taken under this Agreement, or for the consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of the Designee; and (iv) that the Designee shall be indemnified by the parties for any costs or expenses incurred as a result of the actions taken hereunder, except as they may be the result of gross negligence or willful misconduct on the part of the Designee. The Designee shall provide all parties to this transaction with copies of the IRS Forms 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.

ARTICLE 14

Confidentiality

14.1 Confidentiality. Buyer agrees to keep confidential all of the documents, material or information regarding the Property supplied to Buyer by Seller or by any third party at Seller’s request, including, without limitation any environmental site assessment reports furnished to Buyer (the “Property Information”), unless Buyer is compelled to disclose such, documents, material or information by law or by subpoena. Under no circumstances shall Buyer, its agents, directors, officers or employees discuss with (or divulge to) any third party, including, without limitation, Tenant, any potential tenant or any employee or agent of such parties, the terms of this Agreement or any of the Property Information; provided, however, that Buyer may disclose such information to its officers, directors, employees, agents, engineers, consultants, lenders, attorneys and accountants, provided that such parties agree to keep such information confidential. Notwithstanding anything herein to the contrary, Property Information also may be disclosed in connection with or in response to: (i) compliance with any applicable law, ordinance or governmental order, rule, regulation, regulatory authority requirement or request or (ii) the enforcement of any rights of Buyer under this Agreement. Buyer agrees to indemnify and hold harmless Seller from and against any and all losses, damages, claims and liabilities of any kind (including, without limitation, reasonable attorneys’ fees) arising out of Buyer’s breach of this Section 14.1 or the breach hereof by anyone to whom Buyer has transmitted such information. In the event that the Closing does not occur in accordance with the terms of this Agreement, Buyer shall return to Seller all of the documents, material or information regarding the Property supplied to Buyer by Seller or at the request of Seller. The provisions of this Section 14.1 shall survive the termination of this Agreement but shall no longer be applicable following Closing in accordance with the terms of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first set forth above.

SELLER:

Taunton Industrial Associates LLC, a Delaware limited liability company

By:	Taunton Standish Corp., a Massachusetts corporation, its sole Member

By:
Gregory L. DeWitt
Assistant Clerk

BUYER:

RT Taunton, LLC, a Delaware limited liability company

By:
Jack A. Cuneo Manager and President

SIGNATURE PAGE – PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first set forth above.

SELLER:

Taunton Industrial Associates LLC, a Delaware limited liability company

By:	Taunton Standish Corp., a Massachusetts corporation, its sole Member

By:
Gregory L. DeWitt
Assistant Clerk

BUYER:

RT Taunton, LLC, a Delaware limited liability company

By:
Jack A. Cuneo Manager and President

SIGNATURE PAGE – PURCHASE AND SALE AGREEMENT